Exhibit 23.4

CONSENT

To:            Ivanhoe Electric Inc. (the “Company”)

Re:           Registration Statement on Form S-1(File No. 333-269029)

Nordmin Engineering Ltd., one of the is the authoring firms of the report titled “Technical Report Summary on the Santa Cruz Project, Arizona, USA” dated February 14, 2023, effective date December 31, 2022, regarding the mining property known as the Santa Cruz Project (the “Project”) which was prepared in accordance the Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 until 1305) for Ivanhoe Electric Inc. (the “Expert Report”).

Nordmin Engineering Ltd. understands that the Company wishes to make reference to its name and the Expert Report in its Registration Statement on Form S-1 and any amendments or supplements and/or exhibits thereto, including the documents incorporated by reference therein (collectively, the “Form S-1”). Nordmin Engineering Ltd. further understands that the Company wishes to use extracts and/or information from, the Expert Report in the Form S-1 related to the Project. Nordmin Engineering Ltd. has been provided with a copy of the Form S-1, and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form S-1, Nordmin Engineering Ltd. does hereby consent to:

•	the use of, and references to, its name in the Form S-1;

•	the use of, and references to, the Expert Report in the Form S-1; and

•	the use of, in the Form S-1, extracts and information from the Expert Report, or portions thereof.

Nordmin Engineering Ltd. confirms that where its work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: March 20, 2023

By:	/s/ Chris Dougherty, P. Eng
	Name:	Chris Dougherty, P.Eng
	Title:	President